Exhibit 99.1

    STEELCASE INCREASES QUARTERLY DIVIDEND AND SHARE REPURCHASE AUTHORIZATION

    GRAND RAPIDS, Mich., Oct. 6 /PRNewswire-FirstCall/ -- The Board of Directors of Steelcase Inc. (NYSE: SCS) today declared a quarterly cash dividend of $0.12 per share to be paid on or before October 23, 2006, to shareholders of record as of October 13, 2006. This dividend rate is the highest since Steelcase became publicly traded in 1998.

    The Steelcase Board of Directors also approved an increase of the company's share repurchase program by $100 million. This increase is in addition to the approximately 2.2 million shares remaining under previous authorizations. Steelcase has approximately 149 million shares outstanding.

    "Steelcase has steadily strengthened its cash position while continuing to make the necessary investment in our business," said James P. Hackett, president and CEO. "We're confident we have sufficient cash flows to invest in our growth strategies while increasing our cash dividend and our share repurchase program to return value to our shareholders."

    About Steelcase Inc.

    Steelcase, the global leader in the office furniture industry, helps people have a better work experience by providing products, services and insights into the ways people work. The company designs and manufactures architecture, furniture and technology products. Founded in 1912 and headquartered in Grand Rapids, Michigan, Steelcase (NYSE: SCS) serves customers through a network of more than 800 independent dealers and approximately 13,000 employees worldwide. Fiscal 2006 revenue was $2.9 billion. Learn more at http://www.steelcase.com .

SOURCE  Steelcase Inc.
    -0-                             10/06/2006
    /CONTACT:  Investor Contact: Raj Mehan, Investor Relations,
+1-616-698-4734, or Media Contact: Deb Bailey, Communications,
+1-616-698-4397, both of Steelcase Inc./
    /First Call Analyst: /
    /FCMN Contact: tferris@steelcase.com /
    /Web site:  http://www.steelcase.com /